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                                                                    EXHIBIT 99.1
CPS LOGO                            NEWS RELEASE


                    CONSUMER PORTFOLIO SERVICES, INC. REPORTS
                    2004 FOURTH QUARTER AND FULL-YEAR RESULTS

IRVINE, CALIFORNIA, MARCH 24, 2005(BUSINESS WIRE)-- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) today announced results for its fourth quarter and year ended December 31, 2004.

For the three months ended December 31, 2004 total revenues increased approximately $7.1 million, or 23.3%, to $37.6 million, compared to $30.5 million for the three months ended December 31, 2003. Net loss for the quarter ended December 31, 2004 was $(12.2) million, or $(0.57) per diluted share, compared to net loss of $(5.7) million, or $(0.28) per diluted share, for the quarter ended December 31, 2003. Diluted shares outstanding were 21.4 million and 20.4 million for the quarters ended December 31, 2004 and 2003, respectively. Results for the fourth quarter 2004 include two significant non-cash charges: a $9.1 million impairment loss on the residual interest in securitizations; and a $4.5 million provision for credit losses related to the portfolio of receivables purchased from Seawest Financial Corporation in April 2004 as part of the $12.0 million provision for the quarter.

Revenues for the year ended December 31, 2004 totaled $132.7 million, an increase of $27.7 million, or 26.4%, compared to $105.0 million for 2003. Full-year 2004 net loss was $(15.9) million, or $(0.75) per diluted share. For the year ended December 31, 2003 net income was $395,000, or $0.02 per diluted share, including an income tax benefit of $3.4 million. The income tax benefit was primarily the result of the resolution of certain IRS examinations of tax returns filed by MFN Financial Corporation prior to its acquisition by Consumer Portfolio Services, resulting in a tax benefit of $4.9 million, which was offset in part by an income tax provision of $1.5 million. Diluted shares outstanding were 21.1 million and 21.6 million for the years 2004 and 2003, respectively.

"While the financial results for the fourth quarter were not what we had anticipated because of the two non-cash charges, we thought it was the correct, conservative course of action to position the company for a profitable future," said Charles E. Bradley, President and Chief Executive Officer of Consumer Portfolio Services. "Operationally, our initiatives from 2004 are showing meaningful results. Purchases of new receivables for the fourth quarter were once again the highest they have been in more than two years, despite the fourth quarter being the weakest time of year. In addition, we are experiencing continued originations growth during the first quarter this year."

"Another significant event was on the litigation front," said Bradley. "Subsequent to year end, we settled the Stanwich case in California, which is great to have behind us."

During the fourth quarter of 2004, Consumer Portfolio Services purchased $127.1 million of contracts from dealers as compared to $119.3 million during the third quarter 2004 and $82.9 million during the fourth quarter 2003. In addition, the Company continued its regular quarterly securitization program with the December sale of $109.2 million of AAA/Aaa rated asset backed notes. As of December 31, 2004, the Company's managed receivables totaled $906.9 million, as follows ($ in millions):

Owned by Consolidated Subsidiaries*                               $619.8
Owned by Non-Consolidated Subsidiaries                             233.6
As Third Party Servicer for SeaWest Financial                       53.5
                                                                    ----
     Total                                                        $906.9
                                                                  ======

* Before $69.6 million of allowance for credit losses and deferred acquisition fees.


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As previously reported, in order to increase transparency of the Company's financial reports, in the third quarter of 2003 Consumer Portfolio Services began structuring its securitization transactions as secured financings, with receivables and associated debt remaining on the balance sheet, and without recognition of a gain on sale. Accordingly, net earnings are recognized over the life of the receivables as interest income and fee income, less related funding costs and a provision for losses. Such loan loss provisions are recorded upon acquisition and during the life of the receivables. The effect is to accelerate recognition of expenses and defer recognition of revenue. As a result, reported earnings have been less than what they would have been had the Company continued to structure its securitizations to record a gain on sale.


CONFERENCE CALL

CONSUMER PORTFOLIO SERVICES ANNOUNCED THAT IT WILL HOLD A CONFERENCE CALL TOMORROW, MARCH 25, 2005, AT 1:30 P.M. EST TO DISCUSS ITS QUARTERLY AND FULL-YEAR RESULTS. THOSE WISHING TO PARTICIPATE BY TELEPHONE MAY DIAL-IN AT 973-409-9261 APPROXIMATELY 10 MINUTES PRIOR TO THE SCHEDULED TIME.

A replay will be available between March 25, 2005 and April 1, 2005, beginning one hour after conclusion of the call, by dialing 877-519-4471 or 973-341-3080 for international participants, with pin number 5859610. A broadcast of the conference call will also be available live and for 30 days after the call via the Company's web site at www.consumerportfolio.com and at www.streetevents.com.

ABOUT CONSUMER PORTFOLIO SERVICES, INC.

Consumer Portfolio Services, Inc. is a consumer finance company that specializes in purchasing, selling and servicing retail automobile installment sale contracts originated by automobile dealers located throughout the United States. The Company is currently active in 38 states. Through its purchase of contracts, the Company provides indirect financing to car dealer customers with limited credit histories, low incomes or past credit problems, who generally would not be expected to qualify for financing provided by banks or by automobile manufacturers' captive finance companies.

Forward-looking statements in this news release include the Company's recorded revenue, expense, gain on sale revenue and provision for credit losses because these items are dependent on the Company's estimates of future losses. The accuracy of such estimates may be adversely affected by various factors, which include (in addition to risks relating to the economy generally) the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company's ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings or changes in bankruptcy law, which could adversely affect the Company's rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company's realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated.

The statements concerning the intended structure of future securitizations and the effects of such structures on financial items are forward-looking statements. If the Company were to change the structure of future transactions, that could cause such forward-looking statements not to be accurate.

ANY IMPLICATION THAT THE RESULTS OF THE MOST RECENTLY COMPLETED QUARTER ARE INDICATIVE OF FUTURE RESULTS IS DISCLAIMED, AND THE READER SHOULD DRAW NO SUCH INFERENCE. FACTORS SUCH AS THOSE IDENTIFIED ABOVE IN RELATION TO GAIN ON SALE AND PROVISION FOR CREDIT LOSSES MAY AFFECT FUTURE PERFORMANCE.

INVESTOR RELATIONS CONTACT


Charles E. Bradley
Consumer Portfolio Services
949-753-6800

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

                                CONSUMER PORTFOLIO SERVICES, INC. AND SUBSIDIARIES
                                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                   (UNAUDITED)

                                                                  Three months ended        Twelve months ended
                                                                     December 31,              December 31,
                                                                -----------------------   -----------------------
                                                                   2004         2003         2004         2003
                                                                ----------   ----------   ----------   ----------
REVENUES:
Net gain on sale of contracts                                          --           --           --    $  10,421
Interest income                                                    31,709       21,559      105,818       58,164
Servicing fees                                                      2,616        3,697       12,480       17,058
Other income                                                        3,243        5,223       14,394       19,343
                                                                ----------   ----------   ----------   ----------
                                                                   37,568       30,479      132,692      104,986
                                                                ----------   ----------   ----------   ----------
EXPENSES:
Employee costs                                                      8,822        9,760       38,173       37,141
General and administrative                                          6,074        6,140       21,293       21,271
Interest                                                           10,347        6,817       32,147       23,861
Provision for credit losses                                        11,964        7,200       32,574       11,390
Impairment loss on residual asset                                   9,100        2,295       11,750        4,052
Other expenses                                                      3,507        3,941       12,643       10,310
                                                                ----------   ----------   ----------   ----------

                                                                   49,814       36,153      148,580      108,025
                                                                ----------   ----------   ----------   ----------
Income (loss) before income tax benefit
                                                                  (12,246)      (5,674)     (15,888)      (3,039)
Income tax benefit                                                     --           --           --       (3,434)
                                                                ----------   ----------   ----------   ----------
      Net income (loss)                                         $ (12,246)   $  (5,674)   $ (15,888)   $     395
                                                                ==========   ==========   ==========   ==========

Earnings (loss) per share:
     Basic                                                      $   (0.57)   $   (0.28)   $   (0.75)   $    0.02
     Diluted                                                        (0.57)       (0.28)       (0.75)        0.02

Number of shares used in computing earnings (loss) per share:
     Basic                                                         21,438       20,371       21,111       20,263
     Diluted                                                       21,438       20,371       21,111       21,578



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                             CONDENSED CONSOLIDATED
                                 BALANCE SHEETS
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                                   December 31,     December 31,
                                                       2004             2003
                                                   ------------     ------------

Cash and restricted cash                           $    139,479     $    100,486
Finance receivables, net                                550,191          266,189
Residual interest in securitizations                     50,430          111,702
Other assets                                             26,499           14,093
                                                   ------------     ------------
                                                   $    766,599     $    492,470
                                                   ============     ============

Accounts payable and other liabilities             $     22,552     $     29,018
Warehouse lines of credit                                34,279           33,709
Residual interest financing                              22,204               --
Securitization trust debt                               542,815          245,118
Senior secured debt                                      59,829           49,965
Subordinated debt                                        15,000           52,500
                                                   ------------     ------------
                                                        696,679          410,310
                                                   ------------     ------------

Shareholders Equity                                      69,920           82,160
                                                   ------------     ------------
                                                   $    766,599     $    492,470
                                                   ============     ============


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